AMENDMENT LETTER

From: Biofrontera AG (the "**Borrower**")

To: The European Investment Bank (the "**Bank**")

____________________ 2019

Dear Sirs

BIOFRONTERA (EGFF) (2016-0719) (FI N°87906/87907)

1. INTRODUCTION

Reference is made to the finance contract dated 19 May 2017 and made between the Borrower and the Bank, as amended by an amendment agreement dated 27 June 2017 (the "**Original Finance Contract**").

2. DEFINITIONS AND INTERPRETATION

2.1 Unless defined in this letter or the context otherwise requires, a term defined in the Original Finance Contract has the same meaning in this letter.

2.2 Article 11.06 (*Third party rights*) of the Original Finance Contract shall apply to this letter as though it were set out in full in this letter except that references to the Original Finance Contract are to be construed as references to this letter.

2.3 For the purposes of this letter:

"**Amended Finance Contract**" means the Original Finance Contract as amended by this letter.

"**Effective Date**" means the last date on which a Party countersigns this letter.

"**Party**" means a party to this letter.

3. AMENDMENT REQUEST

3.1 We refer to the Original Finance Contract. This letter is supplemental to and amends the Original Finance Contract.

3.2 Pursuant to Article 11.09 (*Amendments*) of the Original Finance Contract, we request your consent to make the amendments to the Original Finance Contract contemplated in paragraph 4 below.

4. AMENDMENTS TO THE ORIGINAL FINANCE CONTRACT

With effect on and from the Effective Date, the Original Finance Contract shall be amended as follows:

4.1 The definition of "Final Availability Date" shall be deleted in its entirety and replaced with the following:

"Final Availability Date" means 19 May 2020.

4.2 Article 12.01 and Article 12.02 shall be deleted and replaced with Article 12.01, which reads as follows:

12.01 Notices

12.01A Form of Notices

(a) Any notice or other communication given under this Contract must be in writing and, unless otherwise stated, shall be made by letter, facsimile and electronic mail.

(b) Notices and other communications for which fixed periods are laid down in this Contract or which themselves fix periods binding on the addressee, may be made by hand delivery, registered letter, facsimile or by electronic mail. Such notices and communications shall be deemed to have been received by the other party:

(i) on the date of delivery in relation to a hand-delivered or registered letter;

(ii) on receipt of transmission in relation to a facsimile;

(iii) in the case of any electronic mail, only when actually received in readable form and only if it is addressed in such a manner as the Bank and the Borrower shall specify for this purpose.

(c) Any notice provided by the Borrower or the Guarantor to the Bank by electronic mail shall:

(i) mention the Contract Number in the subject line; and

(ii) be in the form of a non-editable electronic image (pdf, tif or other common non-editable file format agreed between the parties) of the notice signed by one or more Authorised Signatories of the Borrower as appropriate, attached to the electronic mail.

(d) Notices issued by the Borrower pursuant to any provision of this Contract shall, where required by the Bank, be delivered to the Bank together with satisfactory evidence of the authority of the person or persons authorised to sign such notice on behalf of the Borrower and the authenticated specimen signature of such person or persons.

(e) Without affecting the validity of electronic mail or facsimile notices or communication made in accordance with this Article 12.01 (*Notices*), the following notices, communications and documents shall also be sent by registered letter to the relevant party at the latest on the immediately following Business Day:

(i) Disbursement Acceptance;

(ii) any notices and communication in respect of the cancellation of a disbursement of any Tranche, Prepayment Request, Prepayment Notice, Event of Default, any demand for prepayment, and

(iii) any other notice, communication or document required by the Bank.

(f) The parties agree that any above communication (including via electronic mail) is an accepted form of communication, shall constitute admissible evidence in court and shall have the same evidential value as an agreement under hand.

12.01B Addresses

The address, fax number and electronic mail address (and the department or officer, if any, for whose attention the communication is to be made) of each party for any communication to be made or document to be delivered under or in connection with this Contract is:

For the Bank	Attention: Ops 100 boulevard Konrad Adenauer L-2950 Luxembourg Facsimile no: +352 43 79 67397 Email address: ops-enpst3-shared@eib.org y.zhang@eib.org tmr-tm-esdassistants@eib.org
For the Borrower	Attention: Chief Financial Officer Hemmelrather Weg 201, 51377 Leverkusen, Germany Facsimile no.: +49 (214) 876 3290 Email address: press@biofrontera.com

12.01C Demand after notice to remedy

The Bank and the Borrower shall promptly notify the other party in writing of any change in their respective communication details.

4.3 Article 12.03 shall become Article 12.02.

5. **CONTINUITY**

The provisions of the Original Finance Contract shall, save as amended by this letter, continue in full force and effect.

6. **DESIGNATION**

6.1 In accordance with the Finance Contract, the Borrower and the Bank designate this letter as a Finance Document.

6.2 With effect on and from the Effective Date, the Amended Finance Contract and this letter shall be read and construed as one document.

7. **COUNTERPARTS**

This letter may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

8. **GOVERNING LAW AND JURISDICTION**

8.1 This letter and any non-contractual obligations arising out of or in connection with it are governed by English law. The provisions of Article 11.02 (*Jurisdiction*) of the Original Finance Contract shall apply to this letter as though they were set out in full in this letter

except that references to the Original Finance Contract are to be construed as references to this letter.

8.2 Six (6) originals of this letter should be signed by each Party. The Borrower should send the original copies of this letter to the Bank, to the attention of Mr Stefan Becker (tel.: +352 4379 437982459, e-mail: s.becker@eib.org). The letter should be initialled on each page, dated and duly signed in the name and on behalf of the Borrower.

Please confirm your agreement to the above by signing and returning a copy of this letter to us.

Yours faithfully,

For and on behalf of

Biofrontera AG as the Borrower

By:	By: ....
Name: H. Luebbert	Name: Thomas Schaffer

Agreed, for and on behalf of

Biofrontera Bioscience GmbH as Guarantor

By:	By: ....
Name: H. Luebbert	Name: Thomas Schaffer

Biofrontera Pharma GmbH as Guarantor

By:	By: ....
Name: H. Luebbert	Name: Thomas Schaffer

Biofrontera Inc. as Guarantor

By:	By: ....
Name: H. Luebbert	Name: Thomas Schaffer

We hereby accept and agree to the terms of this letter pursuant to Article 11.09 (*Amendments*) of the Original Finance Contract.

For and on behalf of

THE EUROPEAN INVESTMENT BANK as Bank

By: ....

Name: Aleksander SKÓRNIK

Head of Division

By: ....

Name: Maria Teresa Massad

Head of Unit